Exhibit 99.1

UDR Announces the Appointment of
Robert A. McNamara to the Board of Directors

Denver, CO. (March 5, 2014) – UDR, Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust, today announced the appointment of Robert A. McNamara, effective February 28, 2014, to its Board of Directors. With the addition of Mr. McNamara, the Company’s Board will total 10 members, 9 of which are independent.

“We are very pleased to have Bob join our Board,” said Jim Klingbeil, Chairman of the Company’s Board of Directors. Mr. Klingbeil continued, “Bob is an accomplished senior executive with significant expertise in construction, development and real estate investment. Given his significant real estate and development expertise, I am confident that Bob will make a valuable contribution to our long-term success.”

Mr. McNamara, age 59, has been CEO Americas of the Lend Lease Corporation since 2010. Prior to this position, Mr. McNamara served as Chairman and CEO of Penhall/LVI International (2006 to 2010). Before joining Penhall/LVI International, Mr. McNamara held various positions at Fluor Corporation from 1996 to 2006, including Senior Executive and Senior Group President. Mr. McNamara began his career at Marshall Contractors, Inc., where he held various positions from 1977 to 1996. Mr. McNamara represents Lend Lease Corporation on the Construction Users Roundtable and is Chairman for the Construction Industry Institute’s Technology Implementation Task Force.

The Company’s Board of Directors retained the search firm Korn Ferry to assist in finding and screening director candidates.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2013, UDR owned or had an ownership position in 52,949 apartment homes including 1,790 homes under development. For over 41 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Contact: UDR, Inc.
Chris Van Ens, UDR, Inc.
cvanens@udr.com
720-348-7762